Final Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

ARMADA WATER ASSETS, INC.

and

DAC CORP.

and

DEVONIAN ACQUISITION CORPORATION

and

THE PRINCIPAL STOCKHOLDERS OF

DEVONIAN ACQUISITION CORPORATION

and

AUSTIN LEASING PARTNERS, LLC

(Stockholders’ Agent)

Dated: March 26, 2013

TABLE OF CONTENTS

ARTICLE I MERGER OF MERGER SUB WITH AND INTO DEVONIAN AND RELATED MATTERS		1

1.1	THE MERGER.	1

1.2	CONVERSION OF STOCK.	2

1.3	MERGER CONSIDERATION.	3

1.4	TREATMENT OF DEVONIAN NOTES.	5

1.5	DISSENTERS’ RIGHTS.	5

1.6	BOARD AND STOCKHOLDER APPROVAL.	5

1.7	NO FURTHER RIGHTS OR TRANSFERS.	6

1.8	SUBSEQUENT ACTIONS	6

ARTICLE II THE CLOSING		6

2.1	CLOSING DATE.	6

2.2	CLOSING TRANSACTIONS.	7

ARTICLE III REPRESENTATIONS AND WARRANTIES		9

3.1	REPRESENTATIONS AND WARRANTIES OF THE DEVONIAN STOCKHOLDERS.	9

3.2	REPRESENTATIONS AND WARRANTIES OF DEVONIAN AND THE PRINCIPAL STOCKHOLDERS.	11

3.3	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.	13

ARTICLE IV COVENANTS OF THE PARTIES PENDING CLOSING		15

4.1	ACCESS TO INFORMATION.	15

4.2	INTERIM OPERATIONS.	16

4.3	CONSENTS.	18

4.4	FILINGS.	18

4.5	ALL REASONABLE EFFORTS.	18

4.6	FURTHER MUTUAL COVENANTS.	18

4.7	NOTIFICATION OF CERTAIN MATTERS.	18

4.8	EXPENSES.	19

4.9	DOCUMENTS AT CLOSING.	19

4.10	EXCLUSIVE DEALING.	19

ARTICLE V CONDITIONS TO CONSUMMATION OF THE MERGER		19

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5.1	CONDITIONS TO OBLIGATIONS OF DEVONIAN AND THE principal STOCKHOLDERS.	19

5.2	CONDITIONS TO ACQUIROR’S AND MERGER SUB’S OBLIGATIONS.	20

ARTICLE VI INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS		21

6.1	INDEMNIFICATION.	21

6.2	EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.	22

6.3	METHODS OF ASSERTING CLAIMS FOR INDEMNIFICATION.	22

6.4	NO RIGHT OF CONTRIBUTION.	23

ARTICLE VII ADDITIONAL AGREEMENTS OF THE PARTIES		23

7.1	CONFIDENTIALITY.	23

7.2	INJUNCTIVE RELIEF.	25

7.3	FURTHER ACTS AND ASSURANCES.	25

7.4	PUBLIC ANNOUNCEMENTS.	25

7.5	TAX MATTERS.	26

ARTICLE VIII TERMINATION		26

8.1	TERMINATION EVENTS.	26

8.2	AUTOMATIC TERMINATION.	26

8.3	EFFECT OF TERMINATION.	27

8.4	EXTENSION; WAIVER.	27

8.5	AMENDMENT AND MODIFICATION.	27

ARTICLE IX MISCELLANEOUS		27

9.1	STOCKHOLDERS’ AGENT.	27

9.2	NOTICES.	30

9.3	ENTIRE AGREEMENT; ASSIGNMENT.	31

9.4	WAIVER OF CONFLICTS.	31

9.5	BINDING EFFECT; BENEFIT.	31

9.6	HEADINGS.	31

9.7	COUNTERPARTS.	31

9.8	GOVERNING LAW.	31

9.9	SEVERABILITY.	31

9.10	RELEASE AND DISCHARGE.	32

9.11	CERTAIN DEFINITIONS.	32

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EXHIBITS AND SCHEDULES

EXHIBITS

A	Form of Articles of Merger
B	Form of Acquiror Notes
C	Custody and Power of Attorney Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of March 26, 2013, by and among Armada Water Assets, Inc., a Nevada corporation (“Acquiror”), DAC CORP., a Nevada corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Devonian Acquisition Corporation, a Nevada corporation (“Devonian ”), Austin Leasing Partners, LLC, a Delaware limited liability company (“Austin Leasing”), Austin Water Holdings, LLC, a Delaware limited liability company (“Austin Water”), Don L. Washington (“Washington”), Arnaldo Huerta (“Huerta”), and Thomas R. Brown, Jr. (“Brown”) and Austin Leasing, as stockholders’ agent (the “Stockholders’ Agent”, and collectively with Austin Leasing, Austin Water, Washington, Huerta and Brown, the “Principal Stockholders”). The Acquiror, Devonian, the Principal Stockholders and the Stockholders’ Agent are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Acquiror and Devonian have determined that it is in the best interests of their respective stockholders for Devonian to merge with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Devonian wishes to have such transaction qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, the respective Boards of Directors of Acquiror and Devonian and those Principal Stockholders, who collectively own over fifty percent (50%) of the outstanding voting shares of Devonian, each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement; and

WHEREAS, the Stockholders’ Agent is being appointed by Devonian and the Principal Stockholders to act as the sole and exclusive agent, representative and attorney-in-fact on behalf of the Principal Stockholders under this Agreement before and after the closing of the transactions contemplated hereby, and will, pursuant to the Custody and Power of Attorney Agreement, be appointed as the exclusive agent, representative and attorney-in-fact on behalf of all other Devonian Stockholders.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
MERGER OF MERGER SUB WITH AND INTO DEVONIAN AND RELATED MATTERS

1.1	THE MERGER.

(a)          Upon the terms and conditions of this Agreement, at the “Effective Time” (as defined herein), Merger Sub shall be merged with and into Devonian (the “Merger”) in accordance with the provisions of the Nevada Revised Statutes (the “NRS”) and the separate corporate existence of Merger Sub shall cease, and Devonian shall continue its corporate existence as the surviving corporation under the laws of the State of Nevada (the “Surviving Corporation”) as a wholly-owned subsidiary of Acquiror.

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(b)          The Merger shall become effective as of the filing of a certificate of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada, in accordance with the provisions of Section 92A.240 of the NRS and the confirmation by the Articles of Merger that the Merger is effective as of such filing date. The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

(c)          At the Effective Time:

(i)          Devonian shall continue its existence under the laws of the State of Nevada as the Surviving Corporation;

(ii)         the separate corporate existence of Merger Sub shall cease;

(iii)        all rights, title and interests to all assets, whether tangible or intangible and any property or property rights owned by Merger Sub shall be allocated to and vested in Devonian as the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Encumbrances (defined herein) of any kind thereon, and all liabilities and obligations of Merger Sub shall be allocated to Devonian as the Surviving Corporation, which shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the Merger, other than Devonian as the Surviving Corporation, shall be liable therefor;

(iv)        the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Devonian as in effect immediately prior to the consummation of the Merger;

(v)         Each of Acquiror, Merger Sub and Devonian shall execute and deliver, and file or cause to be filed with the Secretary of State of the State of Nevada, the Articles of Merger in the form attached as Exhibit A hereto, with such amendments thereto as the parties hereto shall deem mutually acceptable.

(vi)        the bylaws of the Surviving Corporation shall be the bylaws of Acquiror as in effect immediately prior to the consummation of the Merger, and shall continue in full force and effect until thereafter amended as provided by law and such bylaws; and

(vii)       the officers and directors of Devonian shall consist of those individuals identified on Schedule 1.1(c)(vii), and such persons shall serve in such positions for their respective terms provided by law or in the bylaws of the Surviving Corporation and until their respective successors are elected and qualified.

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1.2	CONVERSION OF STOCK.

(a)          At the Effective Time:

(i)          the shares representing 100% of the issued and outstanding common stock of Devonian, par value $0.0001 per share (the “Devonian Common Stock”) and the shares representing 100% of the issued and outstanding Series A Preferred Stock of Devonian, par value $0.0001 per share (the “Devonian Preferred Stock”)(together with the Devonian Common Stock, the “Devonian Shares”) as of the Closing, with the accompanying certificates (to the extent such shares are represented by share certificates) and stock powers, shall be delivered to Merger Sub for cancellation, and by virtue of the Merger and without any action on the part of any holder thereof, be converted into and represent the right to receive, and shall be exchangeable for the merger consideration identified at Section 1.3 hereafter (the “Merger Consideration”);

(ii)         each share of capital stock of Devonian held in treasury as of the Effective Time shall, by virtue of the Merger, shall be canceled without payment of any consideration therefor and without any conversion thereof;

(iii)        each share of common stock of Merger Sub that is issued and outstanding as of the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $0.0001 par value, of the Surviving Corporation, which shares shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation;

(iv)         the Surviving Corporation shall assume the corporate existence of the Merger Sub as a wholly-owned subsidiary of Acquiror; and

(v)         each share of capital stock of Devonian outstanding as of the Effective Time, by virtue of the Merger, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

(b)          From and after the Effective Time, there shall be no transfers on the stock transfer books of Devonian of shares of its capital stock that were outstanding immediately prior to the Effective Time. After the Effective Time, certificates for shares of Devonian capital stock that were outstanding immediately prior to the Effective Time shall be canceled and exchanged for the Merger Consideration as provided in this Agreement.

1.3	MERGER CONSIDERATION.

(a)          Conversion of Devonian Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of Devonian (“Devonian Stockholders”):

(i)          Conversion of Devonian Common Stock. Each share of Devonian Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive one (1) share of Acquiror Common Stock, par value $0.0001 per share (the “Acquiror Common Stock”). All such shares of Devonian Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Devonian Common Stock shall cease to have any rights with respect thereto, except the right to receive the Acquiror Common Stock therefor, without interest or dividends.

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(ii)         Conversion of Devonian Preferred Stock. Each share of Devonian Series A Preferred Stock, par value $0.0001 per share (the “Devonian Preferred Stock”) issued and outstanding at the Effective Time shall be converted into the right to receive one (1) share of Acquiror Series B Preferred Stock, par value $0.0001 per share (the “Acquiror Preferred Stock”)(together with the Acquiror Common Stock, the “Acquiror Shares”). All such shares of Devonian Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Devonian Preferred Stock shall cease to have any rights with respect thereto, without interest or dividends.

(b)          Exchange of Certificates. To the extent that the Devonian Shares are represented by share certificates, each Devonian Stockholder shall deliver to the Acquiror any certificate evidencing a share of Devonian Common Stock or a share of Devonian Preferred Stock and receive in exchange therefore the applicable Merger Consideration with respect to such share. To the extent that the Devonian Shares are uncertificated, each Devonian Stockholder shall provide to the transfer agent of the Devonian Shares an irrevocable direction to transfer such Devonian Shares and receive in exchange therefore the applicable Merger Consideration with respect to such share

(c)          Distributions With Respect to Unexchanged Shares. No interest or dividends or other distributions with respect to Devonian Shares with a record date after the Effective Time shall be paid to the holder of any unexchanged shares with respect to the Devonian Shares represented thereby, and no cash payment in lieu of fractional Devonian Shares shall be paid to any such holder.

(d)          No Further Ownership Rights in Devonian Shares. From and after the Effective Time, the holders of certificates evidencing ownership of Devonian Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Devonian Shares, except as otherwise provided for herein or by applicable law.

(e)          Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Acquiror, the posting by such Person of a bond in such reasonable amount as the Acquiror may direct as indemnity against any claim that may be made against it with respect to such certificate, the Acquiror will issue in exchange for such lost, stolen or destroyed certificate the Acquiror Shares to which such Person is entitled pursuant to this Agreement.

(f)          Transfer Books. The Devonian Share transfer books of the Company shall be closed immediately at the Effective Time and thereafter there shall be no further registration of transfers of Devonian Shares on the records of Devonian. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.3.

(h)          Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of issued and outstanding shares of Acquiror Common Stock or Acquiror Preferred Stock shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of Acquiror Shares shall be adjusted appropriately.

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1.4	TREATMENT OF DEVONIAN NOTES.

At Closing, each Devonian Stockholder who is also a holder of a note issued by Devonian in connection with the acquisition of ORL Equipment, LLC (“ORL”), shall exchange such note for a note in like principal amount of Acquiror in substantially the form attached as Exhibit B (the “Acquiror Notes”), with all blanks appropriately completed.

1.5	DISSENTERS’ RIGHTS.

Notwithstanding any provision of this Agreement to the contrary, any Devonian Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Devonian Stockholder that has not voted in favor of the Merger or consented thereto in writing and who has properly delivered a written notice of demand for appraisal of such Devonian Shares in accordance with Section 92A.420 of the NRS, which provides for appraisal rights for such Shares in the Merger (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration unless and until such Devonian Stockholder fails to perfect or effectively withdraws or loses its right to appraisal and payment under Section 92A.440 of the NRS. Devonian shall give Acquiror: (i) prompt notice of any notice or demands for appraisal for the Merger Consideration, and (ii) the opportunity to participate, at Acquiror’s expense, in all negotiations and proceedings with respect to any such demands or notices. Devonian shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

1.6	BOARD AND STOCKHOLDER APPROVAL.

(a)          Acquiror’s Board of Directors, Devonian’s Board of Directors, and the Principal Stockholders have approved this Agreement and the Merger prior to the date hereof. Promptly after executing this Agreement, Devonian, acting through its Board of Director shall duly call, give notice of, convene, and hold a special meeting of the Devonian Stockholders for the purpose of considering and approving this Agreement and the Merger in accordance with all applicable requirements of Section 92A.130 of the NRS (the “Special Meetings”). Unless the Devonian Stockholders elect to waive prior notice thereof, Devonian will provide written notice at least ten (10) days before the Special Meeting to all Devonian Stockholders informing that the Board of Directors of Devonian and the Principal Stockholders have approved this Agreement. At such meeting, each Principal Stockholder shall vote all Devonian Shares to approve this Agreement and the Merger in accordance with all applicable requirements of the NRS.

(b)          The Special Meeting shall be cancelled in the event that, prior to the date thereof, Devonian obtains the unanimous written consent of the Devonian Stockholders approving this Agreement, the Merger and the transactions contemplated herein and waiving any required notice or waiting periods, statutory or otherwise.

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(c)          Each of Acquiror, Merger Sub, Devonian and Principal Stockholders, respectively, shall use their commercially reasonable efforts to take all such action as may be necessary and appropriate to effectuate the Merger under the as promptly as possible, including, without limitation, the filing of the Articles of Merger consistent with the terms of this Agreement. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers of such corporations are fully authorized in the name of their corporations or otherwise, and notwithstanding the Merger, to take, and shall take, all lawful and necessary action.

1.7	NO FURTHER RIGHTS OR TRANSFERS.

At and after the Effective Time, the shares of capital stock of Devonian outstanding immediately prior to the Effective Time shall cease to provide the Devonian Stockholders thereof any rights as a stockholder of Devonian or the Surviving Corporation, except for the right to surrender the certificate or certificates representing such shares and to receive the consideration to be received in the Merger as provided in this Agreement.

1.8	SUBSEQUENT ACTIONS

If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of Devonian or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of the Surviving Corporation shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either Devonian or Merger Sub, all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

ARTICLE II
THE CLOSING

2.1	CLOSING DATE.

Subject to satisfaction or waiver of all conditions precedent set forth in Article V of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Fox Rothschild LLP, 2000 Market Street, Philadelphia, Pennsylvania 19103 at 10:00 a.m. local time on (a) the later of: (i) the first business day following the date upon which all appropriate corporate action has been taken by Devonian in accordance with Article IV of this Agreement and (ii) the day on which the last of the conditions precedent set forth in Article V of this Agreement is fulfilled or waiver; or (b) at such other time, date and place as the parties may agree (the “Closing Date”).

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2.2	CLOSING TRANSACTIONS.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)          Devonian and the Devonian Stockholders will deliver, or shall cause to be delivered, to the Acquiror and the Merger Sub the following documents and shall take the following actions:

(i)          The Devonian Stockholders shall surrender and deliver to the certificates representing all of the Devonian Shares duly endorsed by the Devonian Stockholders in blank or accompanied by assignments separate from certificate duly endorsed in blank, and such other duly executed transfer documents as are required to perfect the transfer;

(ii)         The Minority Stockholders shall deliver a Custody and Power of Attorney Agreement (the “Custody and Power of Attorney Agreement”), in the form attached as Exhibit C attached hereto, executed by the Minority Stockholders, whereby the Minority Stockholders shall, among other things, (A) attest to the representations and warranties in Section 3.1 of this Agreement, (B) acknowledge and accept the full terms of this Agreement, (C) waive all dissenter’s rights associated with the Merger, and (D) accept the Merger Consideration;

(iii)        Devonian shall execute and deliver, and file or cause to be filed with the Secretary of State of the State of Nevada, the Articles of Merger, with such amendments thereto as the parties hereto shall deem mutually acceptable;

(iv)        A certificate shall be executed by Devonian and the Principal Stockholders to the effect that: (i) all representations and warranties made by Devonian and the Principal Stockholders under this Agreement are true and correct in all material respects as of the Closing, as though originally given to Acquiror and Merger Sub on said date; (ii) Devonian and the Principal Stockholders have performed all obligations required to be performed by them under Article IV of this Agreement prior the Closing Date; and (iii) the conditions precedent identified in Article V have been satisfied or waived in writing;

(v)         A certificate of good standing shall be delivered by Devonian from the Secretary of State of the State of Nevada, dated within fifteen (15) days of the Closing, to the effect that Devonian is in good standing under the laws of such state;

(vi)        Certified Board and stockholder resolutions shall be delivered by the Secretary of Devonian dated at or about the Closing authorizing the transactions contemplated under this Agreement;

(vii)       The Devonian Noteholders shall deliver the original notes, endorsed for cancellation, against delivery of the Acquiror Notes; and

(viii)      Devonian shall provide such other documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by the Acquiror in order to comply with the provisions hereunder and to consummate the transactions contemplated herein.

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(b)          Acquiror and Merger Sub will deliver, or shall cause to be delivered, to Devonian and the Devonian Stockholders, the following documents and shall take the following actions:

(i)          Acquiror shall deliver or shall cause to be delivered to the Stockholders’ Agent certificates representing the Acquiror Shares, registered in the name of the Devonian Stockholders;

(ii)         Acquiror shall deliver or shall cause to be delivered to the Devonian Noteholders the Acquiror Notes;

(iii)        Acquiror and Merger Sub shall execute and deliver, and file or cause to be filed with the Secretary of the State of Nevada, the Articles of Merger, with such amendments thereto as the parties hereto shall deem mutually acceptable;

(iv)        Merger Sub shall receive from the Secretary of State of Nevada a final Articles of Merger;

(v)         A certificate shall be executed by the Acquiror’s and Merger Sub’s Chief Executive Officer to the effect that all representations and warranties of the Acquiror and Merger Sub under this Agreement are true and correct in all material respects as of the Closing, as though originally given to Devonian on said date;

(vi)        Certificates of good standing shall be delivered within fifteen (15) days of the Closing Date by Acquiror and Merger Sub from the Secretary of the State of Nevada that the Acquiror and Merger Sub are in good standing under the laws of said state;

(vii)       An incumbency certificate shall be delivered by Acquiror and Merger Sub signed by the principal executive officer of each dated at or about the Closing;

(viii)      Certified articles of incorporation shall be delivered by Acquiror and Merger Sub dated at or about the Closing, and a copy of the bylaws of Acquiror and Merger Sub certified by the principal executive officer of Acquiror and Merger Sub dated at or about the Closing;

(ix)         (viii)      Certified Board and stockholder resolutions shall be delivered by the Secretary of Acquiror and Merger Sub dated at or about the Closing authorizing the transactions contemplated under this Agreement;

(x)          Acquiror and Merger Sub shall deliver all consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder;

(xi)         Acquiror and Merger Sub shall deliver such additional documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by Devonian and the Principal Stockholders in order to comply with the provisions hereunder and consummate the transactions contemplated herein; and

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(xii)        Acquiror and Merger Sub shall provide such other documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by Devonian in order to comply with the provisions hereunder and to consummate the transactions contemplated herein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1	REPRESENTATIONS AND WARRANTIES OF THE DEVONIAN STOCKHOLDERS.

As a material inducement to Acquiror and Merger Sub to execute this Agreement and consummate the Merger, each Devonian Stockholder, severally but not jointly, and only with respect to itself, hereby represents to Acquiror and Merger Sub that each of the following representations and warranties are true and correct as of the date hereof, and will be true and correct in all material respects as of the Closing Date.

(a)          Due Authorization. The Devonian Stockholder has full power and authority to execute and deliver this Agreement and to perform such Devonian Stockholder’s obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Devonian Stockholder. This Agreement constitutes the valid and legally binding obligation of the Devonian Stockholder, enforceable in accordance with its terms and conditions. The Devonian Stockholder is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(b)          No Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which the Devonian Stockholder is subject or any provision of its operating agreement or organizational documents (as applicable) or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Devonian Stockholder is a party or by which the Devonian Stockholder is bound or to which any of the Devonian Stockholder’s assets is subject.

(c)          Investment Banking Fees. There is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized by, the Devonian Stockholder to act on its behalf who might be entitled to any fee or commission from the Devonian Stockholder or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

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(d)          Share Ownership. The Devonian Stockholder owns and holds, beneficially and of record, the entire right, title, and interest in and to the Devonian Shares held by such Devonian Stockholder, free and clear of all Rights and Encumbrances. The number and class of Devonian Shares owned by a Principal Stockholder is set forth on the signature page hereto. The Devonian Stockholder has full power and authority to vote the Devonian Shares owned by such Devonian Stockholder and to approve the transactions contemplated by this Agreement. The Devonian Stockholder has the full power and authority to vote, transfer and dispose of the Devonian Shares held by such Devonian Stockholder, free and clear of any Right or Encumbrance other than restrictions under the Securities Act and applicable state securities laws. At the Closing, the Merger Sub will acquire good title to the Devonian Shares held by the Devonian Stockholder, free and clear of all Rights and Encumbrances. Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Devonian Shares held by such Devonian Stockholder or to effect the merger or consolidation of Devonian with or into any other Person.

(e)          Investment. The Devonian Stockholder (i) understands that the Acquiror Shares constituting the Merger Consideration have not been, and will not be, registered under the Securities Act or under any Blue Sky Laws and are being offered and sold in reliance on federal and state exemptions for transactions not involving any public offering; (ii) represents that any Acquiror Shares acquired pursuant to this Agreement are being acquired solely for its own account for investment purposes, and not with a view to the distribution thereof; (iii) is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning Acquiror and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in owning and holding Acquiror Shares; (v) is able to bear the economic risk and lack of liquidity inherent in owning and holding any Acquiror Shares acquired pursuant to this Agreement; (vi) is an “Accredited Investor” within the definition set forth in Rule 501(a) under the Securities Act; (vii) was not formed for the purpose of the transactions contemplated by this Agreement; (viii) understands that an investment in the Acquiror Shares may involve certain material legal, accounting and federal and state tax consequences, as to which the Devonian Stockholder has consulted with its legal counsel, accountant and/or business advisor; and (ix) understands that any certificate representing Acquiror Shares issued to the Devonian Stockholder pursuant to this Agreement will be imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SAID SHARES CANNOT BE SOLD, TRANSFERRED, DISPOSED OF, PLEDGED OR HYPOTHECATED IN ANY MANNER WHATSOEVER IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT, OR IN THE OPINION REASONABLY SATISFACTORY TO THE COMPANY IN FORM AND OF COUNSEL, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS IS IN FACT APPLICABLE TO SAID SHARES.”

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(f)          Taxes. The Devonian Stockholders acknowledge and agree that (i) it is the intention of the Parties to treat the transactions contemplated by this Agreement, and delivery of the Merger Consideration subject to this Agreement, as a tax free reorganization governed by Section 368 of the Code; and (ii) they have had the opportunity to review the tax consequences of this transaction with their tax advisors and have neither relied upon the advice of Acquiror or the Merger Sub nor their legal, accounting or financial advisors in connection therewith.

3.2         REPRESENTATIONS AND WARRANTIES OF DEVONIAN AND THE PRINCIPAL STOCKHOLDERS.

As a material inducement to Acquiror and Merger Sub to execute this Agreement and consummate the Merger, the Devonian Principal Stockholders, jointly and severally, Devonian, and Devonian, jointly and severally with the Devonian Principal Stockholders, hereby represent to Acquiror and Merger Sub that each of the following representations and warranties are true and correct as of the date hereof, except as otherwise set forth in written disclosure schedules (the “Stockholders’ Schedules”) delivered to Acquiror pursuant to this Section 3.2. The Stockholders’ Schedules are numbered to correspond to the various sections of this Section 3.2 setting forth certain exceptions to the representations and warranties contained in this Section 3.2 and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Stockholders’ Schedules shall be deemed to be disclosed and incorporated in any other part of the Stockholders’ Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

(a)          Corporate Existence and Power. Devonian is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all corporate powers and all material governmental licenses, permits, authorizations, consents and approvals required to carry on its business as substantially now conducted. Devonian is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Devonian. The minute books of Devonian, as made available to the Acquiror, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of its stockholders and directors and committees thereof. The stock certificate books and ledgers of Devonian, as made available to the Acquiror for inspection, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of Devonian by the Devonian Stockholders.

(b)          Due Authorization. This Agreement has been duly authorized, executed and delivered by Devonian, the Principal Stockholders and the Stockholders’ Agent and constitutes a valid and binding agreement of Devonian, the Principal Stockholders and the Stockholders’ Agent, enforceable in accordance with its terms. As of the Closing Date, all corporate action on the part of Devonian, the Principal Stockholders and the Stockholders’ Agent required under applicable law in order to consummate the Merger will have occurred.

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(c)          No Contravention. The execution and delivery of the Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) result in any violation of any provision of the articles of incorporation or bylaws of Devonian; or (ii) result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of a right or obligation or loss under, any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Devonian or its properties or assets, or result in the creation or imposition of any material Encumbrances on any assets of Devonian, except such as is not reasonably likely to result in a Liability in excess of $10,000 or prevent Devonian from consummating the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Devonian in connection with the execution and delivery of this Agreement by Devonian or the consummation by Devonian of the transactions contemplated hereby, except the filing of the Articles of Merger.

(d)          Capitalization. The entire authorized capital stock of Devonian consists of 150,000,000 shares, of which 100,000,000 shares are designated as common stock, par value $0.0001 per share, of which 3,801,000 shares are presently issued and outstanding, and of which 50,000,000 shares are designated as preferred stock, par value $0.0001 per share, 8,000,000 shares of which have been designated as Series A Preferred Stock, of which 8,000,000 shares are issued and outstanding. All of the Devonian Shares are held beneficially and of record by the Devonian Stockholders, and no shares are held in the treasury of the Devonian. All of the Devonian Shares are validly issued, fully paid and non-assessable and entitled to vote at any meeting of the Devonian Stockholders, and none of the Devonian Shares has been issued in violation of any preemptive rights of stockholders or transferred in violation of any transfer restrictions relating thereto. None of the Devonian Shares is subject to any preemptive or other right created by statute, Devonian’s articles of incorporation or bylaws, by contract, or otherwise. There are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require Devonian to purchase, redeem or acquire, any shares of the capital stock or other securities of Devonian and there is no outstanding security of any kind convertible into such capital stock. None of the shares of capital stock or other securities of Devonian was issued in violation of the Securities Act, state securities laws, or any other legal requirement. Notwithstanding the foregoing, promptly after the execution of this Agreement the Acquiror intends to conduct a private placement on a “best efforts” basis of up to an additional 5 million shares of its common stock which it expects to complete shortly after the Closing.

(e)          Assignment of Representations and Warranties. Devonian was recently organized and has conducted no other business except (i) those activities associated with its organization; (ii) activities related to a private placement of its securities; and (iii) activities related to the acquisition of all of the outstanding membership interests of ORL pursuant to a Member Interest Purchase Agreement, dated as of March 8, 2013 by and among Devonian, ORL and the Members of ORL (the “ORL Purchase Agreement”). The representations and warranties made by ORL and the members of ORL in the ORL Purchase Agreement are true and correct as of the date hereof.

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(f)           Litigation. There is no action, suit, investigation or proceeding (or, to the Knowledge of Devonian, any basis therefor) pending against, or to the Knowledge of Devonian threatened, against or affecting Devonian or any of its properties before any court or arbitrator or any governmental body, agency or official that (i) if adversely determined against Devonian, would result in a Liability in excess of $10,000 or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by the Agreement.

(g)          Investment Banking Fees. There is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized by, Devonian to act on its behalf who might be entitled to any fee or commission from Devonian or the Acquiror or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

(h)          Statements And Other Documents Not Misleading. This Agreement, including all exhibits and schedules hereto taken as a whole, does not contain and will not contain any untrue statement of any material fact. There is no fact known to Devonian or the Principal Stockholders which is reasonably likely to have a Material Adverse Effect on Devonian which has not been set forth in this Agreement as an exhibit or schedule hereto.

3.3	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

As a material inducement to Devonian and the Devonian Stockholders to execute this Agreement and consummate the Merger, Acquiror and Merger Sub hereby represent and warrant to Devonian and the Devonian Stockholders that each of the following representations and warranties are true and correct as of the date hereof, except as set forth in written disclosure schedules (the “Acquiror’s Schedules”) delivered to the Devonian Stockholders pursuant to this Section 3.3. The Acquiror’s Schedules are numbered to correspond to the various sections of this Section 3.3 setting forth certain exceptions to the representations and warranties contained in this Article III and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Acquiror’s Schedules shall be deemed to be disclosed and incorporated in any other part of the Acquiror’s Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

(a)          Corporate Existence and Power. Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and the Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Each of Acquiror and the Merger Sub has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any of the foregoing would not have a Material Adverse Effect on Acquiror or Merger Sub. Acquiror and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or Merger Sub. Acquiror owns all of the issued and outstanding shares of capital stock of the Merger Sub, and there are no other rights or obligations of Acquiror or the Merger Sub to issue any other shares of capital stock of the Merger Sub. The Merger Sub has conducted no business activity other than in connection with the transactions contemplated by this Agreement.

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(b)          Due Authorization. This Agreement and the other agreements described herein to which Acquiror or Merger Sub is a party, have been duly authorized, executed and delivered by Acquiror and Merger Sub and constitute, or as of the Closing will constitute, valid and binding agreements of Acquiror and Merger Sub, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. As of the date hereof, all corporate action on the part of Acquiror and Merger Sub required under applicable law in order to consummate the Merger has occurred.

(c)          No Contravention. The execution and delivery of the Agreement does not, and the consummation of the transactions contemplated thereby will not (i) result in any violation of any provision of the articles of incorporation or bylaws of Acquiror or Merger Sub or (ii) result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of an right or obligation or to loss or a benefit under, any provision of the articles of incorporation or bylaws of Acquiror or Merger Sub or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, or to the Knowledge of Acquiror, any statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets. or result in the creation or imposition of any Encumbrance on any asset of Acquiror or Merger Sub, except, only as to clause (ii) above, such as is not reasonably likely to have a Material Adverse Effect on Acquiror or Merger Sub or prevent Acquiror and Merger Sub from consummating the transactions contemplated by this Agreement. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by either of them or the consummation by either of them of the transactions contemplated hereby, except the filing of the Articles of Merger with the Secretary of the State of Nevada, and to the extent a Form D may be filed with the SEC or any other form may be required to be filed with a state securities commission, in connection with the issuance of the Acquiror Shares.

(d)          Capitalization. The entire authorized capital stock of Acquiror consists of 125,000,000 shares, of which 100,000,000 shares are designated as common stock, par value $0.0001 per share, of which 11,287,573 shares are issued and outstanding, and of which 25,000,000 shares are designated as preferred stock, par value $0.0001 per share, 4,000,000 shares of which have been designated as Series A Preferred Stock, of which 3,200,000 are issued and outstanding, and 8,000,000 of which have been designated as Series B Preferred Stock, none of which are issued and outstanding. Notwithstanding the foregoing, promptly after the execution of this Agreement, the Acquiror intends to conduct a private placement on a “best efforts” basis of up to an additional 5 million shares of its common stock which it expects to complete shortly after the Closing. All outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as otherwise set forth herein, there are no outstanding or presently authorized warrants, preemptive rights, subscription rights, options or related commitments or agreements of any nature to issue any of Acquiror’s securities or to sell, pledge, assign or otherwise transfer such securities.

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(e)          Litigation. There are no Proceedings, claims or demands pending or, to the Knowledge of Acquiror, Threatened against or involving the Acquiror or Merger Sub or state of facts existing which could give rise to any such action, suit, proceeding, claim, demand or investigation and (ii) there are no Proceedings pending or, to the Knowledge of Acquiror, Threatened against or involving the Acquiror or Merger Sub by or before any Governmental Authority, department, commission, bureau, instrumentality or agency (including but not limited to any Governmental Authority concerned with control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, wages and hours, safety or health, zoning or land use), or, to the Knowledge of Acquiror, state of facts existing which could give rise to any such proceedings; and the Acquiror and Merger Sub are not in violation of any Injunction of any Governmental Authority. There is no order, writ, Injunction, judgment or decree to which Acquiror or Merger Sub or any of their assets owned or used by them, is subject.

(f)           Statements And Other Documents Not Misleading. This Agreement, including all exhibits and schedules hereto taken as a whole, does not contain and will not contain any untrue statement of any material fact. There is no fact known to Acquiror or Merger Sub which is reasonably likely to have a Material Adverse Effect on the business, prospects, financial condition or results of operations of Acquiror or Merger Sub which has not been set forth in this Agreement as an exhibit or schedule hereto.

(g)          Taxes. The Acquiror and Merger Sub acknowledge and agree that (i) it is the intention of the Parties to treat the delivery of the Merger Consideration subject to this Agreement as a tax free reorganization governed by Section 368 of the Code; and (ii) they have had the opportunity to review the tax consequences of this transaction with their tax advisors and have neither relied upon the advice of Devonian or the Devonian Stockholders nor their legal, accounting or financial advisors in connection therewith.

ARTICLE IV
COVENANTS OF THE PARTIES PENDING CLOSING

4.1	ACCESS TO INFORMATION.

At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Section 8, and in each case subject to Section 7.1 below, each of the parties hereto shall provide to the other Parties (and the other Parties’ authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party. The Acquiror, its officers, counsel, or accountants shall, with the prior consent of Devonian, have the authority to interview, as reasonably necessary and without undue disruption to the business of Devonian, all employees, customers, vendors, and suppliers, and Devonian shall make such introductions as may be requested; provided, however, that any contacts or interactions with Devonian ’s customers, vendors and suppliers shall be in a commercially reasonably manner consistent with the best interests of Devonian.

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4.2	INTERIM OPERATIONS.

During the period from the date of this Agreement and continuing until the Closing, Devonian agrees (except as expressly contemplated by this Agreement, including any Exhibits and Schedules hereto, or to the extent that Acquiror shall otherwise consent in writing such consent not to be unreasonably withheld, conditioned, or delayed) that as to Devonian:

(a)          Ordinary Course. Each of Devonian and each of its subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it;

(b)          Dividends; Changes in Stock. Each of Devonian and each of its subsidiaries shall not and shall not propose to (i) declare, set aside or pay any dividend, on, or make other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (iii) redeem, repurchase or otherwise acquire any shares of its capital stock or (iv) otherwise change its capitalization.

(c)          Issuance of Securities. Except as contemplated by this Agreement, each of Devonian and each of its subsidiaries shall not sell, issue, pledge, authorize or propose the sale or issuance of, pledge or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

(d)          Governing Documents. Each of Devonian and each of its subsidiaries shall not amend its articles of incorporation or its bylaws.

(e)          No Dispositions. Each of Devonian and each of its subsidiaries shall not sell, lease, pledge, encumber or otherwise dispose of or agree to sell, lease, pledge, encumber or otherwise dispose of, any of its assets that are material except in the Ordinary Course of Business consistent with prior practice and in no event amounting in the aggregate to more than $25,000.

(f)           Indebtedness. Each of Devonian and each of its subsidiaries shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Devonian or each of its subsidiaries or guarantee any debt securities of others other than in the Ordinary Course of Business consistent with prior practice and in no event amounting in the aggregate to more than $25,000.

(g)          Capital Expenditures. Each of Devonian and each of its subsidiaries shall not make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate without the Acquiror’s prior written consent.

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(h)          Materials and Supplies. Each of Devonian and each of its subsidiaries shall maintain the levels of materials and supplies used in the Business consistent with its past practice for similar periods of the calendar year.

(i)           Benefit Plans; Etc. Each of Devonian and each of its subsidiaries shall not adopt or amend in any material respect any collective bargaining agreement or Employee Benefit Plan (as defined herein).

(j)          Executive Compensation. Each of Devonian and each of its subsidiaries shall not grant to any executive officer any increase in compensation or in severance or termination pay, or enter into any new, or amend any existing employment agreement with any executive officer.

(k)          Acquisitions. Each of Devonian and each of its subsidiaries shall not acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or subdivision thereof, or make any investment by either purchase of stock or securities, contributions to capital, property transfer or, except in the Ordinary Course of Business, purchase of any property or assets, of any other individual or entity.

(l)          Tax Elections. Each of Devonian and each of its subsidiaries shall not make any material tax election or settle or compromise any material federal, state, local or foreign tax liability.

(m)        Taxes. Each of Devonian and each of its subsidiaries will duly and timely file all reports or Tax Returns required to be filed with federal, state, local and foreign authorities and will promptly pay all Tax, assessments and governmental charges levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor).

(n)          Insurance. Each of Devonian and each of its subsidiaries shall maintain in full force and effect all insurance coverages for its properties and assets substantially comparable to coverages existing on the date hereof.

(o)          Waivers and Releases. Each of Devonian and each of its subsidiaries shall not waive, release, grant or transfer any rights of material value or modify or change in any material agreement other than in the Ordinary Course of Business and consistent with past practice.

(p)          Related Persons. Each of Devonian and each of its subsidiaries shall not enter into, or modify, any contract with a Related Person except for those expressly contemplated therein.

(q)          Other Actions. Each of Devonian and each of its subsidiaries shall not enter into any agreement or arrangement to do any of the foregoing.

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4.3           CONSENTS.

Acquiror, Merger Sub, Devonian and the Principal Stockholders shall cooperate and use their best efforts to obtain, prior to the Closing, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that no loan agreement or contract for borrowed monies shall be repaid and no contract shall be amended materially to increase the amount payable thereunder or otherwise to be materially more burdensome to Devonian in order to obtain any such consent, approval or authorization without first obtaining the written approval of the other parties hereto.

4.4           FILINGS.

Acquiror, Merger Sub, Devonian and the Principal Stockholders shall, as promptly as practicable, make any required filing, and any other required submissions, under any law, statute, order rule or regulation with respect to the Merger and the related transactions and shall cooperate with each other with respect to the foregoing.

4.5           ALL REASONABLE EFFORTS.

Subject to the terms and conditions of this Agreement and to the fiduciary duties and obligations of the boards of directors of the parties hereto to their respective stockholders, as advised by their counsel, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonable practicable, to consummate the Merger and the other transactions contemplated by this Agreement.

4.6           FURTHER MUTUAL COVENANTS.

Acquiror, Merger Sub, Devonian and the Principal Stockholders shall each refrain from taking any action which would render any representations or warranties contained in Article III of this Agreement inaccurate as of the Closing Date and shall promptly notify the other Parties upon the happening of any event or taking of any action which renders any such representation or warranty inaccurate. Each Party shall promptly notify the other Parties if he or it has discovered that any representation or warranty made by another Party under this Agreement is untrue or incorrect in any material respect. Each Party shall promptly notify the other Parties of any action, suit or proceeding that shall be instituted or Threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

4.7           NOTIFICATION OF CERTAIN MATTERS.

Devonian and the Principal Stockholders shall give prompt notice to Acquiror and Merger Sub, and Acquiror and Merger Sub shall give prompt notice to Devonian and the Principal Stockholders, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of Devonian and the Principal Stockholders, on the one hand, or Acquiror and Merger Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement as expressly provided in this Agreement.

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4.8	EXPENSES.

All costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, provided that, the costs and expenses of Devonian incurred in connection with the contemplated transactions shall be borne by the Devonian Stockholders. Any costs and expenses of each respective Devonian Stockholder incurred in connection with the contemplated transaction, shall be borne by each respective Devonian Stockholder.

4.9	DOCUMENTS AT CLOSING.

Each party to this Agreement agrees to execute and deliver at the Closing those documents applicable to such Party identified in Section 2.2.

4.10	EXCLUSIVE DEALING.

Neither the Principal Stockholders nor Devonian will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in Devonian or any of its subsidiaries or any merger, consolidation or business combination with Devonian or any of its subsidiaries, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Principal Stockholders and Devonian agree to promptly notify the Acquiror of any such proposal or offer, or any inquiry or contact with respect thereto received by Devonian, or any of the Principal Stockholders.

ARTICLE V
CONDITIONS TO CONSUMMATION OF THE MERGER

5.1         CONDITIONS TO OBLIGATIONS OF DEVONIAN AND THE principal STOCKHOLDERS.

(a)          The obligations of Devonian and the Principal Stockholders under this Agreement shall be subject to the following conditions, any or all of which may be waived in writing by the Principal Stockholders:

(i)          Each of Acquiror and Merger Sub shall have in all respects performed and complied with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by Acquiror and Merger Sub on or prior to the Closing Date. Each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is already expressly qualified by a reference to materiality shall be true in all respects as so qualified on the date hereof and on the Closing Date, and each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is not so qualified shall be true and correct in all respects on the date hereof and will be true and correct in all material respects as of the Closing Date.

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(ii)         Acquiror and Merger Sub, as applicable, shall have executed and delivered to Devonian and the Principal Stockholders the documents, and shall have taken the actions set forth within Section 2.2(b) hereof.

(iii)        As of the Closing Date, nothing shall have occurred which, individually or in the aggregate, had or is reasonably expected to have a Material Adverse Effect on the Acquiror or Merger Sub.

(iv)        Devonian shall have obtained approval of the Devonian Stockholders in accordance each by NRS and this Agreement.

(v)         No action, proceeding or investigation shall have been instituted or Threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby and all required consents and approvals for the consummation of the transactions shall have been secured.

5.2	CONDITIONS TO ACQUIROR’S AND MERGER SUB’S OBLIGATIONS.

(a)          The obligations of Acquiror and Merger Sub under this Agreement shall be subject to the following conditions, any or all of which may be waived in writing by Acquiror:

(i)          Devonian and the Principal Stockholders shall have performed and complied in all respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by them on or prior to the Closing Date. Each of the representations and warranties of Devonian and the Principal Stockholders in this Agreement that is already expressly qualified by a reference to materiality shall be true in all respects as so qualified on the date hereof and on the Closing Date, and each of the representations and warranties of Devonian and the Principal Stockholders in this Agreement that is not so qualified shall be true and correct in all respects as of the date hereof and will be true and correct in all material respects as of the Closing Date.

(ii)         Devonian and the Principal Stockholders, as applicable, shall have executed and delivered to Acquiror at Closing the documents, and taken the actions identified in Section 2.2(a) hereof.

(iii)        As of the Closing Date, nothing shall have occurred which, individually or in the aggregate, had or is reasonably expected to have a Material Adverse Effect on Devonian.

(iv)        No action, proceeding or investigation shall have been instituted or Threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby.

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(v)         All required consents and approvals for the consummation of the transactions contemplated hereby shall have been secured or waived.

(vi)        Devonian shall have obtained approval of the Devonian Stockholders in accordance with the NRS and this Agreement.

(vii)       No stockholder of Devonian shall have filed with Devonian, prior to the Devonian Stockholders Meeting at which a vote is to be taken with respect to a proposal to approve this Agreement, a written objection to such proposed action and to have asserted the right to exercise dissenter’s rights.

ARTICLE VI
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

6.1	INDEMNIFICATION.

(a)          Subject to the limitations set forth in this Article VI, Devonian (for all periods prior to and ending on the Closing), and the Devonian Stockholders, jointly and severally (but only with respect to the periods after the Closing), shall defend and hold harmless Acquiror from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) incurred by the Acquiror: (i) which arise out of or result from a breach of any representation or warranty of the Principal Stockholders contained in this Agreement (other than Section 3.1, which is addressed in Section 6.1(b) below); (ii) which arise out of or result from a breach of any covenant or agreement of the Principal Stockholders contained in this Agreement or any of the Ancillary Agreements, or in the Schedules annexed hereto or thereto, or in any deed, exhibit, closing certificate, schedule or any ancillary certificates furnished by the Principal Stockholders pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; or (iii) which arise out of or relate to fraud on behalf of Devonian or the Devonian Stockholders, or any fraudulent misrepresentation of Devonian or the Devonian Stockholders under this Agreement. On the Closing Date, all representations and warranties contained in this Agreement and made by Devonian, the Devonian Stockholders or the Principal Stockholders will expire as to Devonian and thereafter will be deemed to be made exclusively by the Principal Stockholders.

(b)          Each Devonian Stockholder shall, jointly but not severally defend and hold harmless Acquiror from and against Claims incurred by the Acquiror which arise out of or result from a breach of any representation or warranty of such Devonian Stockholder contained in Section  3.1 of this Agreement. On the Closing Date, all representations and warranties contained in this Agreement and made by the Devonian Stockholder under Section 3.1 of this Agreement will expire as to Devonian and thereafter will be deemed to be made exclusively by the Devonian Stockholders.

(c)          The Acquiror shall indemnify, defend and hold harmless the Devonian Stockholders from and against any and all Claims incurred by any of the Devonian Stockholders which arise out of or result from breach of any representation or warranty of the Acquiror or a breach of any covenant or agreement of the Acquiror contained herein or any of the Ancillary Agreements or in the exhibits or schedules annexed hereto or thereto or in any deed, exhibit, closing certificate, schedule or any ancillary certificates furnished by the Acquiror pursuant hereto or in connection with the transactions contemplated hereby or thereby.

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(d)          The right to indemnification, payment of damages or other remedy based on any representations, warranties, covenants and obligations contained in this Agreement will not be affected by and will survive any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

6.2	EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

The representations and warranties contained herein shall survive the Closing and shall thereupon terminate on September 30, 2014 except in respect of any Claims related to or arising out of (i) the representations and warranties in Sections 3.1, 3.2(a), 3.2(b), or 3.2(d), or (ii) any Claim for fraud or fraudulent misrepresentation; all of which may be asserted at any time after the Closing Date subject to the applicable statute of limitations. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. If prior to the applicable expiration of a representation, warranty or covenant, Acquiror shall have delivered a Claim Notice to the Devonian Stockholders, then the specific indemnification claim set forth in the Claim Notice shall survive such expiration date and shall not be extinguished thereby.

6.3	METHODS OF ASSERTING CLAIMS FOR INDEMNIFICATION.

All Claims for indemnification under this Agreement shall be asserted as follows:

(a)          Third Party Claims. In the event that any Claim for which a Party (the “Indemnitee”) would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of such Claim, specifying the nature thereof, and the amount or the estimated amount thereof, if known (the “Claim Notice”). The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery of the Claim Notice) to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly defended by Indemnitor; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor.

The Indemnitee shall have the right to participate in, but not control, any such defense or settlement, at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion. Neither Indemnitee nor Indemnitor shall be otherwise liable for any settlement of any Claim without the prior written consent of the other Party.

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(b)          Non-Third Party Claims. In the event that the Indemnitee has a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not satisfy the Claim within thirty (30) days of the date of the Claim Notice, then such Claim shall be submitted to arbitration pursuant to Section 10.9 hereof.

6.4	NO RIGHT OF CONTRIBUTION.

After the Closing, the Devonian Stockholders shall not have any right of contribution against Devonian for any breach of representation, warranty, covenant or agreement of Devonian under this Agreement or for any third party claims that may be asserted against any such Devonian Stockholder after the Closing.

ARTICLE VII
ADDITIONAL AGREEMENTS OF THE PARTIES

7.1	CONFIDENTIALITY.

(a)          With respect to Confidential Information concerning Devonian and the Devonian Stockholders that is made available to Acquiror pursuant to the terms of this Agreement, Acquiror agrees that it shall hold such Confidential Information in strict confidence, shall not use such information except for the sole purpose of evaluating, and performing the Acquiror’s obligations and exercising the Acquiror’s rights under, this Agreement and shall not disseminate or disclose any of such information other than to the directors, officers, employees, stockholders, affiliates, agents and representatives of the Acquiror who need to know such information for the sole purpose of evaluating, and performing the Acquiror’s obligations and exercising the Acquiror’s rights under, this Agreement (each of whom shall be informed by Acquiror of the confidential nature of the Confidential Information and directed by Acquiror to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Article VIII, Acquiror shall immediately return all such Confidential Information of Devonian, all copies thereof and all information prepared by Acquiror based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by Acquiror from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of Acquiror or any party who received the same through Acquiror; provided, however, that Acquiror has no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by Acquiror; (iv) is independently developed by Acquiror or any of its Affiliates without the use of any Confidential Information received from Devonian or the Devonian Stockholders; or (v) is disclosed with the express prior written consent thereto of Devonian or the Devonian Stockholders. Acquiror shall undertake all necessary steps to ensure that the secrecy and confidentiality of such Confidential Information will be maintained in accordance with the provisions of this subsection (a).

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(b)          With respect to Confidential Information concerning Acquiror that is made available to Devonian and the Devonian Stockholders pursuant to the provisions of this Agreement, the Devonian Stockholders and Devonian agree that they shall hold such Confidential Information in strict confidence, shall not use such Confidential Information except for the sole purpose of evaluating, and performing the Devonian Stockholders’ or Devonian ’s obligations and exercising the Devonian Stockholders’ and Devonian’s rights under, this Agreement, and shall not disseminate or disclose any of such Confidential Information other than to Devonian’s directors, officers, employees, affiliates, agents and representatives (including Devonian’s accountants and insurance providers) who need to know such information for the sole purpose of evaluating, or performing Devonian’s or the Devonian Stockholders’ obligations or exercising Devonian’s or the Devonian Stockholders’ rights under, this Agreement and the related transactions (each of whom shall be informed by the Devonian Stockholder or Devonian of the confidential nature of the Confidential Information and directed by such party to treat the Confidential Information confidentially). If this Agreement is terminated pursuant to the provisions of Article VIII, the Devonian Stockholders agree to return immediately all Confidential Information, all copies thereof and all information prepared by either of the Devonian Stockholders or Devonian based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the Devonian Stockholders or Devonian from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of the Devonian Stockholder or Devonian or any party who received the same through the Devonian Stockholders or Devonian; provided, however, that to the Knowledge of the Devonian Stockholders and Devonian, no disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the Devonian Stockholder or Devonian ; (iv) is independently developed by Devonian or the Devonian Stockholders without the use of any Confidential Information received from the Acquiror or its Affiliates or (v) is disclosed with the express prior written consent thereto of Acquiror. The Devonian Stockholders and Devonian agree to undertake all necessary steps to ensure that the secrecy and confidentiality of the Confidential Information will be maintained in accordance with the provisions of this subsection (b).

(c)          Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by law, rule, regulation, court order or subpoena to disclose Confidential Information which is subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such portion of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such law, rule, regulation, court order or subpoena.

(d)          On and after the Closing, the Devonian Stockholders shall hold in strict confidence all Confidential Information of Devonian, shall not disclose, publish or make use of such knowledge or information without the consent of the Acquiror.

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7.2	INJUNCTIVE RELIEF.

The Parties agree that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Article VII is an inadequate remedy. In recognition of the irreparable harm that a violation of such covenants would cause the Party or Parties whom such covenants, obligations or other provisions benefit, the Parties agree that in addition to any other remedies or relief that may be available to them, such injured Party upon an otherwise adequate showing is entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction against and restraining an actual or threatened breach, violation or violations. The Parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

7.3	FURTHER ACTS AND ASSURANCES.

The Parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of any other Party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement and the Ancillary Agreements. In addition, from and after the Closing Date, the Acquiror will afford to the Principal Stockholders and their attorneys, accountants and other representatives, access, during normal business hours, to such personnel, books and records relating to Acquiror as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and proceedings asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

7.4	PUBLIC ANNOUNCEMENTS.

(a)          Neither the Principal Stockholders nor the Acquiror, shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material nonpublic information concerning or relating to any Party hereto, other than with the express prior written consent of the Party regarding whom such disclosure would be made; provided, however, that disclosure may be made with advance notice (i) to the minimum extent as may be required by law or court order, or (ii) to enforce the rights of such disclosing Party under this Agreement; provided further, however, that notwithstanding anything to the contrary contained in this Agreement, any Party hereto may disclose this Agreement to any of its directors, officers, employees, stockholders, affiliates, agents and representative who need to know such information for the sole purpose of evaluating, or performing its obligations or exercising its rights under this Agreement.

(b)          Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by law, rule, regulation, court order or subpoena to disclose material nonpublic information of another Party, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such law, court order or subpoena.

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(c)          No press releases or public announcements regarding the consummation of the transactions provided for herein shall be made without the mutual agreement of all Parties as to form and substance of such press release or public announcement.

7.5	TAX MATTERS.

Acquiror and Devonian agree that they shall report the transaction contemplated by this Agreement for income tax purposes as a reorganization under Section 368 of the Code.

ARTICLE VIII
TERMINATION

8.1	TERMINATION EVENTS.

This Agreement may, by written notice given prior to or at the Closing, be terminated, and the Merger may be abandoned at any time prior to or at the Closing:

(a)          by the Acquiror if a material breach of any provision of this Agreement has been committed by Devonian, the Devonian Stockholders or the Principal Stockholders on or before the Closing Date and such breach has not been waived by the Acquiror;

(b)          by Devonian or the Stockholders’ Agent if a material breach of any provision of this Agreement has been committed by Acquiror or Merger Sub on or before the Closing Date and such breach has not been waived by Devonian;

(c)          by the Acquiror if any of the conditions in Section 5.2 have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Acquiror or Merger Sub to comply with its obligations under this Agreement), and Acquiror has not waived such condition on or before the Closing Date;

(d)          by Devonian, if any of the conditions in Section 5.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Devonian, the Devonian Stockholders or the Principal Stockholders to comply with their obligations under this Agreement), and Devonian has not waived such condition on or before the Closing Date; or

(e)          by mutual consent of the Acquiror, Merger Sub, Devonian and the Stockholders’ Agent.

8.2	AUTOMATIC TERMINATION.

This Agreement shall automatically terminate and shall be of no further force or effect, except as expressly provided below in Section 8.3, on and as of the Termination Date.

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8.3	EFFECT OF TERMINATION.

Each Party’s right of termination under Sections 8.1 and 8.2 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1 or 8.2, all further obligations of the Parties under this Agreement will terminate; provided however, that if this Agreement is terminated by a Party because of a material breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. The rights and remedies of the Parties to this Agreement are cumulative, not alternative. In addition to their respective rights to damages or other remedies they may have, and without limitation thereof, Acquiror and Merger Sub shall have the right to obtain injunctive relief to restrain any breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed by the parties that money damages alone would be inadequate to compensate Acquiror and Merger Sub for such breach or other failure to perform the obligations of Devonian and the Principal Stockholders under this Agreement.

8.4	EXTENSION; WAIVER.

Any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of any other party under or relating to this Agreement; (b) waive any inaccuracies in the representations or warranties by any other party or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any other party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.5	AMENDMENT AND MODIFICATION.

This Agreement may be amended, whether before or after the vote of the Devonian Stockholder or stockholders of Acquiror, by written agreement of Acquiror, Merger Sub, Devonian and the Devonian Stockholder; provided, however, that after the approval, if any, of this Agreement by the Devonian Stockholder, no such amendment shall reduce or change the consideration to be received by any Devonian Stockholder in connection with the Merger as set out in Section 1.3 hereof or shall otherwise adversely affect the rights under this Agreement of the Devonian Stockholder without the approval of such adversely affected Devonian Stockholder. This Agreement may not be amended except by an instrument in writing signed on behalf of Acquiror, the Acquiror, Devonian, the Principal Stockholders and the Stockholders’ Agent.

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ARTICLE IX
MISCELLANEOUS

9.1	STOCKHOLDERS’ AGENT.

(a)          Pursuant to the Custody and Power of Attorney Agreement, each Devonian Stockholder has approved the terms of this Agreement and the transactions contemplated hereby, and has constituted, appointed and empowered effective from and after the date of such approval of the Merger, Austin Leasing Partners, LLC as the Stockholders’ Agent, for the benefit of the Devonian Stockholders and the exclusive agent and attorney-in-fact to act on behalf of each Devonian Stockholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include but not be limited to the power and authority: (i) to execute and deliver such waivers, consents and amendments (with respect to any and all matters or issues, including those which may have a negative impact on an Devonian Stockholder, other than the unanimous written consent referred to in this sentence) under this Agreement the Custody and Power of Attorney Agreement and the consummation of the transactions contemplated hereby or thereby as the Stockholders’ Agent, in its sole discretion, may deem necessary or desirable; (ii) as the Stockholders’ Agent, to enforce and protect the rights and interests of the Devonian Stockholders arising out of or under or in any manner relating to this Agreement the Custody and Power of Attorney Agreement, the Acquiror Shares, and the transactions provided for herein or therein, and to take any and all actions which the Stockholders’ Agent believes are necessary or appropriate thereunder for and on behalf of the Devonian Stockholders including, consenting to, compromising or settling any such claims, conducting negotiations with the Acquiror, Devonian and their respective representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by the Acquiror, Devonian or any other Person, or by any Governmental Authority against the Stockholders’ Agent and/or any of the Devonian Stockholders, and receive process on behalf of any or all Devonian Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Agent shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’ Agent may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Custody and Power of Attorney Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholders’ Agent shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to refrain from enforcing any right of the Devonian Stockholders arising out of or under or in any manner relating to this Agreement and the Custody and Power of Attorney Agreement; provided, however, that no such failure to act on the part of the Stockholders’ Agent, except as otherwise provided in this Agreement or the Custody and Power of Attorney Agreement, shall be deemed a waiver of any such right or interest by the Stockholders’ Agent or by the Devonian Stockholders unless such waiver is in writing signed by the waiving party or by the Stockholders’ Agent; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Agent, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or the Custody and Power of Attorney Agreement; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Devonian Stockholders in connection with any matter arising under this Agreement or the Custody and Power of Attorney Agreement; and (vi) to collect, hold and disburse any portion of the Merger Consideration received by Stockholders’ Agent pursuant to the terms hereof in accordance with the terms of this Agreement.

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(b)          The Stockholders’ Agent shall be entitled to receive reimbursement from, and be indemnified by, the Devonian Stockholders for certain expenses, charges and liabilities as provided in the Custody and Power of Attorney Agreement. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Agent hereunder, (i) the Stockholders’ Agent shall incur no responsibility whatsoever to any Devonian Stockholders by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholders’ Agent shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Agent pursuant to such advice shall in no event subject the Stockholders’ Agent to liability to any Devonian Stockholders. Each Devonian Stockholder shall indemnify, severally and not jointly, based on such Devonian Stockholder’s Pro Rata Share, the Stockholders’ Agent against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholders’ Agent hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholders’ Agent hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Stockholders’ Agent to the Devonian Stockholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Devonian Stockholder shall promptly deliver to the Stockholders’ Agent full payment of his or her Pro Rata Share of the amount of such deficiency.

(c)          All of the indemnities, immunities and powers granted to the Stockholders’ Agent under this Agreement or the Custody and Power of Attorney Agreement shall survive the Closing Date and/or any termination of this Agreement.

(d)          The Acquiror and Devonian shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders’ Agent pursuant to this Agreement or the Custody and Power of Attorney Agreement, all of which actions or omissions shall be legally binding upon the Devonian Stockholders.

(e)          The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Devonian Stockholder and (ii) shall survive the consummation of the Merger, and any action taken by the Stockholders’ Agent pursuant to the authority granted in this Agreement or the Custody and Power of Attorney Agreement shall be effective and absolutely binding on each Devonian Stockholder notwithstanding any contrary action of or direction from such Devonian Stockholder, except for actions or omissions of the Stockholders’ Agent finally adjudicated to constitute willful misconduct.

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(f)          Each of the Acquiror, Merger Sub and Devonian acknowledges and agrees that the Stockholders’ Agent is a party to this Agreement and the Custody and Power of Attorney Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of the Acquiror, Merger Sub and Devonian acknowledges and agrees that, other than in the Stockholders’ Agent’s role as an Devonian Stockholder, the Stockholders’ Agent shall have no liability to, and shall not be liable for any Claims of, any of the Acquiror, the Acquiror and Devonian or to any person in connection with any obligations of the Stockholders’ Agent under this Agreement or the Custody and Power of Attorney Agreement or otherwise in respect of this Agreement or the Custody and Power of Attorney Agreement or the transactions contemplated hereby, except to the extent such Claims shall be proven to be the direct result of fraud, intentional or willful misconduct by the Stockholders’ Agent in connection with the performance any Stockholders’ Agent of its obligations hereunder.

(g)          Notwithstanding anything contained herein to the contrary, the powers of the Stockholders Agent with respect to the Acquiror Shares held by any Devonian Stockholder shall be limited to the extent necessary to prevent Stockholders Agent from being deemed to beneficially own any Acquiror Shares owned by any other Devonian Stockholder or for the Devonian Stockholders to be deemed to be acting in concert with respect to the Acquiror Shares owned by them.

9.2	NOTICES.

All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date if delivered personally, or upon the second business day after it shall have been deposited by certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

a) if to Devonian or to the Stockholders Representative, to it at:

Devonian Acquisition Corp. 600 W. Germantown Pike, Suite 400 Plymouth Meeting, PA 19462-1075
Attn: Stephen P. Harrington, President

and

b) if to Acquiror or Merger Sub, to it at:	with a copy to:

Mitch Burroughs New Water Financial 1716 W. Lincoln Avenue Suite #1 Fort Collins, CO 80524	Stephen M. Cohen, Esquire Fox Rothschild LLP 2000 Market Street, Twentieth Floor Philadelphia, PA 19103 Phone: (215) 299-2744 Fax: (215) 299-2150 Email: smcohen@foxrothschild.com

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9.3	ENTIRE AGREEMENT; ASSIGNMENT.

This Agreement, including all Exhibits and Schedules hereto, constitutes the entire Agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to such subject matter and shall not be assigned by operation of law or otherwise.

9.4	WAIVER OF CONFLICTS.

Fox Rothschild LLP (“Fox Rothschild”) has previously acted, and currently acts, as counsel for Acquiror, Merger Sub and Devonian. In preparing this Agreement, Fox Rothschild has not represented as an advocate any Party but rather has acted as a scrivener relying upon the instructions of the Parties. Each Party, and each director, officer, member, and stockholder of a Party, have been encouraged to seek their own counsel to advise them with respect to this Agreement and the transactions contemplated hereby, and waives any conflict of interest to which Fox Rothschild may be subject.

9.5	BINDING EFFECT; BENEFIT.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any person other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.6	HEADINGS.

The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.7	COUNTERPARTS.

This Agreement may be executed in two or more counterparts and delivered via electronic means or facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.8	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

9.9	SEVERABILITY.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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9.10	RELEASE AND DISCHARGE.

BY OPERATION OF THE CLOSING OF THE MERGER AND THEREAFTER, THE DEVONIAN STOCKHOLDERS, FOR AND ON BEHALF OF THEIR HEIRS, ASSIGNS, BENEFICIARIES, EXECUTORS AND ADMINISTRATORS DO HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE DEVONIAN , AND ITS SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS OF AND FROM ANY AND ALL MANNER OF CLAIMS, ACTIONS, CAUSES OF ACTION, GRIEVANCES, LIABILITIES, OBLIGATIONS, PROMISES, DAMAGES, AGREEMENTS, RIGHTS, DEBTS AND EXPENSES (INCLUDING CLAIMS FOR ATTORNEYS’ FEES AND COSTS), OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE, LOCAL OR MUNICIPAL LAW, COMMON LAW OR STATUTE, WHETHER ARISING IN CONTRACT OR IN TORT, AND ANY CLAIMS ARISING UNDER ANY OTHER LAWS OR REGULATIONS OF ANY NATURE WHATSOEVER, THAT STOCKHOLDERS EVER HAD, NOW HAS OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT CONSTITUTE A RELEASE OR WAIVER OF CLAIMS MADE UNDER AND IN ACCORDANCE WITH THIS AGREEMENT.

9.11	CERTAIN DEFINITIONS.

As used herein:

“Acquiror” has the meaning set forth in introductory paragraph of this Agreement.

“Acquiror Note” has the meaning set forth in Section 1.4 of this Agreement.

“Acquiror’s Schedules” has the meaning set forth in the introductory paragraph to Section 3.3.

“Acquiror Shares” means common stock of Acquiror.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

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“Ancillary Agreements” means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or any Ancillary Agreement including, without limitation, the Stockholders’ Schedules.

“Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Articles of Merger” has the meaning set forth in Section 1.1(b) of this Agreement.

“Blue Sky Laws” means the laws of any state, the District of Columbia, or any territory or other jurisdiction in the United States governing the offer and/or sale of securities in such jurisdiction.

“Claim Notice” has the meaning set forth in Section 6.3(a) of this Agreement.

“Claims” has the meaning set forth in Section 6.1(a) of this Agreement.

“Closing” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and the rules and regulations promulgated thereunder.

“Confidential Information” means and includes, with respect to a Party, any and all: (a) trade secrets concerning the business and affairs of such Party, data, know-how, compositions, processes, designs, sketches, photographs, graphs, drawings, inventions and ideas, past, current, and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of Applicable Law; and (b) information concerning the business and affairs of such Party, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials, however documented, that has been or may hereafter be provided or shown to a receiving Party by such Party or by the directors, officers, employees, agents, consultants, advisors, or other representatives including legal counsel, accountants and financial advisors of such Party or is otherwise obtained from review of such Party’s documents or property or discussions with such Party or its representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by the receiving Party based, in whole or in part, on any information included in the foregoing.

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“Custody and Power of Attorney Agreement” has the meaning set forth in Section 2.2(a)(ii) of this Agreement.

“Devonian ” has the meaning set forth in the introductory paragraph of this Agreement.

“Devonian Common Stock” has the meaning set forth in Section 1.2(a)(i) of this Agreement.

“Devonian Stockholder” and “Devonian Stockholders” has the meaning set forth in Section 1.3(a) of this Agreement.

“Devonian Shares” means 100% of the Devonian Common Stock and 100% of the Devonian Preferred Stock .

“NRS” has the meaning set forth in Section 1.1(a) of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 1.5 of this Agreement.

“Effective Time” has the meaning set forth in Section 1.1(b) of this Agreement.

“Encumbrance” means and includes:

(a)          with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(b)          with respect to any real property (whether and including owned real estate or leased real estate), any mortgage, lien, easement, interest, right of way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Authorities), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

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“Governmental Authority” means any: (a) U.S. federal or state government; or (b) U.S. federal or state governmental authority (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal).

“Indemnitee” has the meaning set forth in Section 6.3(a) of this Agreement.

“Indemnitor” has the meaning set forth in Section 6.3(a) of this Agreement.

“Injunction” means any and all writs, rulings, awards, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority.

“Knowledge” means (i) with respect to Devonian or the Principal Stockholders, that any one or more of the Principal Stockholders and each of the Key Employees have actual knowledge of the relevant fact, matter or circumstance, prior to or as of the date of this Agreement and without any obligation of the Principal Stockholders to undertake an independent investigation of such fact or circumstance, and (ii) with respect to Acquiror, the actual knowledge of the each executive officer or Person of Acquiror.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise solely to the extent such liabilities and obligations, if known, are or would be required to be accrued or noted on any financial statements prepared in accordance with GAAP.

“Material Adverse Effect” means, with respect to any Person, entity or group of entities, any event, change or effect that, individually or in the aggregate, has or is reasonably expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, or on the ability to consummate the Merger or any of the other transactions contemplated by this Agreement, other than any event, change, fact, circumstance or condition caused by (i) any adverse change to the United States or global economy in general (provided that such change does not affect the business, results of operations or financial condition of such Person in a disproportionate adverse manner), (ii) any adverse change in general to the industries in which Devonian operates (provided that such change does not affect the business, results of operations or financial condition of such Person in a disproportionate adverse manner), (iii) any adverse change to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) (provided that such change does not affect the business, results of operations or financial condition of such Person in a disproportionate adverse manner), (iv) the announcement of the Agreement and/or the announcement of any of the transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the United States.

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“Merger” has the meaning set forth in Section 1.1(a) of this Agreement.

“Merger Consideration” has the meaning set forth in Section 1.2(a)(i) of this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Minority Stockholders” means all of the stockholders of Devonian other than the Principal Stockholders.

“NRS” has the meaning set forth in Section 1.1(a) of this Agreement.

“Ordinary Course of Business” means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” and “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable as of the Closing Date; (ii) zoning, building and other land use laws imposed by a Governmental Authority having jurisdiction, and all Encumbrances of record (other than monetary Encumbrances), that, individually or in the aggregate, do not materially interfere with the operation of the business or the occupancy, use, value or marketability of the assets subject thereto; and (iii) those Encumbrances that are specifically listed on the Stockholders’ Schedule.

“Person” means any individual, corporation (including any non profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Authority.

“Principal Stockholders” has the meaning set forth in the introductory paragraph of this Agreement.

“Pro Rata Share” means, with respect to a Devonian Stockholder, the percentage of the total Merger Consideration received such Devonian Stockholder, with each share of Acquiror Preferred Stock equal to one quarter (1/4) of a share of Acquiror Common Stock.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Related Person” or “Related Persons” means, with respect to a natural Person: each Family Member; and any Affiliate of a Family Member. With respect to any other Person: any Affiliate of such Person; and each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such Person (or in a similar capacity).

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“Rights” means any and all outstanding subscriptions, warrants, options, voting agreements, voting trusts, proxies, or other arrangements or commitments obligating or which may obligate a Person to dispose of or vote any securities, including, without limitation, the Shares.

“Stockholders’ Agent” has the meaning set forth in the introductory paragraphs to this Agreement.

“Stockholders’ Schedules” has the meaning set forth in the introductory paragraph to Section 3.1.

“Special Meeting” has the meaning set forth in Section 1.6(a) of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1(a) of this Agreement.

“Tax” or “Taxes” means any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, Medicare, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest or penalty relating thereto.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof.

“Termination Date” shall mean May 1, 2013.

“Threatened” means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing disputes in the Ordinary Course of Business.

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IN WITNESS WHEREOF, Acquiror, Devonian, the Principal Stockholders and the Stockholders’ Agent have caused this Agreement to be signed in their own capacity or by their respective officers hereunto duly authorized, as applicable, all as of the date first written above.

ARMADA WATER ASSETS, INC.,
a Nevada corporation

By:	/s/ Mitch Burroughs
Name: Mitch Burroughs
Title: President

DAC CORP.,
a Nevada corporation

By:	/s/ Stephen P. Harrington
Name: Stephen P. Harrington
Title: President

Devonian Acquisition Corporation,
a Nevada corporation

By:	/s/ Stephen P. Harrington
Name: Stephen P. Harrington
Title: Chief Executive Officer

PRINCIPAL STOCKHOLDERS:

AUSTIN LEASING PARTNERS, LLC
By:	DIT Equity Holdings, LLC,
Managing Member
By:	RMS Investment Advisors, Inc.,
Managing Member

By:	/s/ Kyung Won Lee
Kyung Won Lee, President
Class of Devonian Shares: Series A Preferred Stock
Number of Shares: 1,750,000

[Signature Page to Agreement and Plan of Merger]

AUSTIN WATER HOLDINGS, LLC

By:	/s/ M.Austin Smith
M. Austin Smith, Managing Member
Class of Devonian Shares: Series A Preferred Stock
Number of Shares: 1,750,000

/s/Don L. Washington
DON L. WASHINGTON
Class of Devonian Shares: Series A Preferred Stock
Number of Shares: 1,750,000

/s/ Arnaldo Huerta
ARNALDO HUERTA
Class of Devonian Shares: Series A Preferred Stock
Number of Shares: 1,750,000

/s/ Thomas R. Brown, Jr.
THOMAS R. BROWN, JR.
Class of Devonian Shares: Series A Preferred Stock
Number of Shares: 1,000,000

STOCKHOLDERS’ AGENT:

AUSTIN LEASING PARTNERS, LLC
By:	DIT Equity Holdings, LLC, Manager
By:	RMS Investment Advisors, Inc., Manger

By:	/s/ Kyung Won Lee
Kyung Won Lee, President

[Signature Page to Agreement and Plan of Merger]